Exhibit 99.2

KERYX BIOPHARMACEUTICALS TO RAISE $82 MILLION IN REGISTERED DIRECT OFFERING OF COMMON STOCK TO TWO INSTITUTIONAL INVESTORS

NEW YORK, Mar. 27 /PRNewswire - FirstCall/ -- Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX), a biotechnology company focused on the acquisition, development and commercialization of novel drugs for the treatment of life-threatening diseases, including diabetes and cancer, announced today that it has obtained commitments from two institutional investors to purchase shares of its common stock in a registered direct offering for proceeds to Keryx, before expenses, of approximately $82.8 million. Under the terms of the transaction, Keryx expects to sell 4.5 million shares of its common stock at $18.40 per share, which represents the closing share price on Thursday, March 23rd. The closing of the offering is expected to take place on March 28, 2006, subject to the satisfaction of customary closing conditions. There are no underwriting or placement agent fees associated with the offering.

A copy of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Keryx by contacting Ronald C. Renaud, Jr. at 750 Lexington Avenue, New York, New York 10022. It is also available from the Company’s public filings with the Securities and Exchange Commission, available at http://www.shareholder.com/keryx/edgar.cfm, which website is not incorporated herein by reference.